April 17, 2019

VIA E-MAIL

VStock Transfer LLC

18 Lafayette Place

Woodmere, New York 11598

Re: MGT Capital Investments, Inc.

Dear Sir or Madam:

We are counsel to MGT Capital Investments, Inc. a Delaware corporation (the “Company”), and have been requested to issue an opinion with respect to the issuance of up to 100,000,000 shares, $0.001 par value per share (the “Shares”) of the Company’s common stock issuable upon conversion of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”).

As counsel to the Company, we have reviewed the Certificate of Incorporation of the Company, the Company’s filings with the Securities and Exchange Commission (the “Commission”), and such other documents, as we have deemed necessary to enable us to render this opinion.

We have assumed the authenticity of all documents presented to us as originals, the conformity to the originals of all photocopies, which have been presented to us, and the authenticity of the originals of such latter documents.

In connection with the issuance of this opinion, we have confirmed: (a) the effectiveness of a Registration Statement on Form S-3, File No. 333-225589 (filed by the Company with the Commission on August 10, 2018, as amended by Amendment No. 1 to the Form S-3, which was filed by the Company with the Commission on July 23, 2018 and Amendment No. 2 which was filed with the Commission on August 7, 2018), which was declared effective by the Commission on August 10, 2018, including the Prospectus contained therein), (b) the filing of a prospectus supplement on April 15, 2019 with the Commission, describing the terms of the offering, and (c) that all requisite actions by the Company for the valid issuance of the Shares have been taken by the Company.

Based on the foregoing, we are of the opinion that upon the issuance of up to 100,000,000 Shares upon conversion of outstanding shares of Series C Preferred Stock, such Shares may be issued without any restrictive legend, upon your receipt from the Company of their direction to you to issue such Shares.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

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